As filed with the Securities and Exchange Commission on March 26, 1999
                                                 Registration No. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               Conolog Corporation
                         (Name of issuer in its charter)


       Delaware                       3679                       52-0853566
(State or other juris-     (Primary Standard Industrial       (I.R.S. Employer
 diction of organization)    Classification Code No.)        Identification No.)

                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
          (Address and telephone number of principal executive offices)

                           Robert S. Benou, President
                               Conolog Corporation
                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Arnold N. Bressler, Esq.
                    Milberg Weiss Bershad Hynes & Lerach LLP
                             One Pennsylvania Plaza
                               New York, NY 10119
                                 (212) 594-5300
                              (212) 868-1229 (Fax)

      Approximate date of proposed sale to the public: As soon as reasonably practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                Proposed             Proposed
       Title of Each                             Maximum              Maximum            Amount of
         Class of        Amount to be           Offering             Aggregate         Registration
     Securities to be     Registered            Price per         Offering Price            Fee
        Registered                             Security(1)
-----------------------------------------------------------------------------------------------------
Common Stock,
$1.00 par value
per share, issuable        2,000,000             $1.625             $3,250,000           $ 903.50
upon conversion
of Convertible
Debentures
-----------------------------------------------------------------------------------------------------
Common Stock,
$1.00 par value
per share, issuable        1,057,143             $1.625             $1,717,857           $ 477.56
under Consulting
Agreement
-----------------------------------------------------------------------------------------------------
Total Registration         3,057,143             $1.625             $4,967,857           $1,381.06
and Fee
=====================================================================================================

----------
(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933. The proposed maximum offering price was calculated based upon the average of the high and low price of the Company's Common Stock on the Nasdaq SmallCap Market for March 22, 1999.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, these securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                     SUBJECT TO COMPLETION - March 26, 1999

================================================================================

Prospectus

March   , 1999

                               Conolog Corporation

                        3,057,143 Shares of Common Stock

--------------------------------------------------------------------------------

The Company:

o Conolog Corporation is an engineering company with two lines of business. We provide short- and long-term engineering and technical staff, through our Atlas Design subsidiary. We also design and manufacture small electronic components for military and commercial applications.

o     Conolog Corporation
      5 Columbia Road Somerville,
      NJ 08876
      (800) 526-3984

o     Conolog  common stock is listed on the Nasdaq  SmallCap  symbol CNLG.

The Offering:

o     This is an offering of shares of common stock of Conolog Corporation.

o Holders of convertible debentures of Conolog are offering these shares, which they will own upon conversion of their notes. Shares issued to a consultant pursuant to a Consulting Agreement are also being offered. Conolog will not receive any proceeds from the shares sold by the selling stockholders.

o On ________, 1999, the last reported sale price for the Common Stock on the Nasdaq SmallCap Market was $_____ per share.

--------------------------------------------------------------------------------

      Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 8.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.............................................................4
Risk Factors...................................................................8
Recent Developments...........................................................14
Disclosure of SEC Position on
  Indemnification for Securities Act Liabilities..............................14
Selling Stockholders and Plan of Distribution.................................15
Validity of Capital Stock.....................................................17
Experts.......................................................................17
Available Information.........................................................17
Incorporation of Certain Documents by Reference...............................18

                               PROSPECTUS SUMMARY

      This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Conolog and our industry. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus. Conolog undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

      THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING IN OTHER PARTS OF THIS PROSPECTUS OR INCORPORATED BY REFERENCE.

CONOLOG CORPORATION

      We are an engineering company with two lines of business. Our non-manufacturing business recruits and places professionals, primarily in the engineering fields, for a variety of businesses. Our manufacturing business designs and manufactures small electronic and electromagnetic components. Our products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for by electric utilities in monitoring power transmission lines for faults and/or failures.

                                   OUR HISTORY

      We were originally incorporated in Delaware in 1968 as DSI Systems, Inc. We changed our name to Conolog Corporation in 1971. Our principal executive offices are located at 5 Columbia Road, Somerville, New Jersey 08876. Our telephone number is (908) 722-8081.

                                  THE OFFERING

Common Stock offered by the selling stockholders ......................3,057,143

Common Stock to be outstanding after the offering ..............7,314,916 shares

Use of proceeds ..................................   We will not receive any  of
                                                     the  proceeds  of  the sale
                                                     from the shares sold by the
                                                     selling stockholders

Nasdaq SmallCap Market Symbol ..............................................CNLG

      The 7,314,916 shares of common stock to be outstanding after this offering assumes the conversion in full of the $2 million principal amount of the convertible debentures that may be issued to a selling stockholder. Also includes the issuance of 1,057,143 shares under a consulting agreement with another selling stockholder.

      In addition, the shares to be outstanding after this offering includes 8,776 shares held in the Company's treasury and excludes:

      o 105,000 shares of common stock issuable upon exercise of options outstanding under the Company's 1995 and 1996 Stock Option Plans at a weighted average exercise price of $0.6875 per share;

      o 5,135,750 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.00 per share.

                             SUMMARY FINANCIAL DATA

Set forth below is our summary financial data for the years ended July 31, 1998, 1997, 1996, 1995 and 1994, which are derived from our audited consolidated financial statements. Also set forth below is the summary financial data for the six months ended January 31, 1999 and 1998, which are derived from our unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which Conolog considers necessary for a fair presentation of the financial position and results of operations for these periods.

                                          (in thousands, except per share amounts)
                                                      Year Ended July 31,
                                        1998      1997        1996     1995       1994
                                        ----      ----        ----     ----       ----
Operations Summary:

Net sales and other income            $   746    $ 1,123    $ 1,924   $ 2,091    $ 2,045

Net income (loss)
from continuing operations             (1,765)    (3,810)       292      (537)    (1,183)

Income (loss) from continuing
operations per primary share             (.54)     (2.41)      0.28     (0.12)     (0.27)

Income (loss) from continuing
operations after giving retroactive
effect to a 1-for-100 reverse stock      --         --         --      (12.36)    (27.22)
split on August 16, 1995

Balance Sheet Summary:

Total assets                            4,819      4,340      3,928     3,882      3,739

Long-term debt and capitalized
lease obligations                        --         --            5        34      3,830

                    (in thousands, except per share amounts)
                            FOR THE SIX MONTHS ENDED
                                   JANUARY 31
                                   (unaudited)

                                                 1999               1998
                                                 ----               ----

Operations Summary:

Net sales and other income                     $ 354                $909

Net (loss)                                      (641)               (194)
from continuing operations
before extraordinary item

Extraordinary item-- Gain                        411                   0
on sale of building
net of taxes

Net (loss)                                      (230)               (194)

Income (loss) per                               (.05)               (.06)
primary share

Balance Sheet Summary:

                                               January 31, 1999
                                                  (unaudited)
Cash                                                  $969

Total Current Assets                                 4,683

Total Assets                                         4,934

Total Current Liabilities                              185

Total Stockholders' Equity                           4,749

                                  RISK FACTORS

We have a history of operating losses and we may not become profitable.

      Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. We reported losses of $508,698 for the quarter ended January 31, 1999, and losses of $1,765,390 and $3,810,736 for the years ended July 31, 1998 and 1997, respectively. The loss for the quarter ended January 31, 1999 was attributable to the issuance of bonus shares to officers, key employees of the Company and consultants and an increase in selling, general and administrative expenses. We may not become profitable.

We only began our placement services business in September 1998, so your basis for evaluating us is limited.

      We only entered the placement services business in September 1998 when we acquired the operating assets of Atlas Design. None of our officers have any prior experience in that business. We cannot assure you that we will be successful in operating that business.

Our placement services business is a substantial burden on our limited cash.

      On January 31, 1999, we had approximately $969,000 in cash. We pay the personnel we place through our Atlas Design subsidiary on a weekly basis. However, our customers are invoiced when we pay the employees and typically take 30 days or more to pay their bills. As our placement services business expands, this has created a cash flow problem for us. We may not have sufficient financing capital to allow us to support the placement services business.

We have many competitors and we may not be able to compete effectively against them.

      The placement services industry is intensely competitive and highly fragmented, with few barriers to entry by potential competitors at the local level. We compete for both clients and qualified personnel with other firms offering such placement services. The majority of our competitors are significantly larger than we are and have greater marketing and financial resources than we do. Many clients use more than one placement services company and it is common for a client to use several placement services companies at the same time. We also face the risk that our clients may decide to provide similar services internally or use independent contractors.

      The market for our manufactured products is also very competitive. We are an insignificant factor in the industry. There are several companies which manufacture products of the type we produce, most of which are substantially larger and have substantially greater name recognition, financial resources and personnel. Competition is expected to continue and intensify.

Our success depends on keeping up with rapid technological changes.

      The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to introduce new products in a timely or cost effective manner or our failure to improve our existing products or remain price competitive, would materially adversely affect our operating results.

We are dependent on a few large customers.

      Our new placement services business currently has fewer than 20 customers. Most of the sales of our manufactured products are also to a few major customers. Our dependence on major customers subjects us to significant financial risks in the operation of our business if a major customer were to terminate, for any reason, its business relationship with us.

An economic downturn in the New York City area would adversely affect us.

      A majority of our revenues derived from placement services are generated within the New York City metropolitan area. An economic downturn in that area could have a material adverse effect on our results of operations or financial condition. During such downturns, the use of temporary and contract employees usually is curtailed, the recruitment of permanent employees is reduced and we may face increased competitive pricing pressures. As economic activity increases, temporary and contract employees often are added to the workforce before permanent employees are hired. During periods of increased economic activity and generally higher levels of employment, the competition among placement services firms for qualified personnel becomes even greater. During these periods we may not be able to recruit the personnel necessary to fill our clients' needs.

We may not be able to attract the qualified personnel we need to succeed.

      Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and demand for such individuals is expected to remain very strong for the foreseeable future. We may not be successful in attracting qualified personnel.

We may make acquisitions that are not successful.

      We are seeking to expand into new markets and may do so by acquiring businesses, which may or may not be related to our existing businesses. Our strategy of making acquisitions is subject to the following risks:

      o     We may not be able to identify suitable acquisition candidates.

      o If the purchase price includes cash, we may need to use all or a portion of our available cash.

      o Even if we do identify such suitable candidates, we may not be able to make such acquisitions on commercially reasonable terms.

      o We may not be able to consummate any acquisition or successfully integrate the acquired services, products and personnel of any acquisition into our operations.

      o Acquisitions may cause a disruption in our ongoing business, distract our management and drain our other resources.

      o We may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

      o     We may be required to incur additional debt.

      o We may be required to issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

      o We may have to incur significant accounting charges, such as for goodwill, which may adversely affect our results of operations.

Our minimal staff may have difficulty managing our operations.

      We only employ about 20 people on a full time basis. Approximately half of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our President. Mr. Benou has entered into an employment agreement with us pursuant to which he will be employed through May 31, 2002. However, if the employment of Mr. Benou terminates, or he is unable to perform his duties, we may be materially and adversely affected.

We are dependent on component manufacturers to provide us with the parts we need.

      We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to manufacture our products. A shortage, delay in delivery, or lack of availability of a part could lead to manufacturing delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

Year 2000 problems may disrupt our business.

      The Year 2000 issue is a result of computer programs being written using two digits rather than four to define the applicable year. In other words, date sensitive software may recognize the date using "00" as the year 1900 rather than the year 2000. This could result in systems failures or miscalculations causing disruptions of normal business activities.

      We have contracted with a Year 2000 solution provider to review our mainframe computer system for Year 2000 compliance and to upgrade the computer system to be Year 2000 compliant. We anticipate that the upgrade will be completed by fiscal year end July 31, 1999 and estimate the cost of our Year 2000 compliance program will be $5,000. However, we cannot assure you that such review and upgrade can be completed on schedule or within estimated costs or will successfully address our Year 2000 compliance issues.

      We are also in the process of contacting all of our major suppliers to request representations that their systems are or will be Year 2000 compliant. We are in the process of determining the impact, if any, that third parties who are not Year 2000 compliant may have on our operations.

      If our present efforts to address Year 2000 compliance issues are not successful, or if suppliers and other third parties do not successfully address such issues, our business, financial condition and results of operations could be materially and adversely affected.

Investigations involving one of our market makers, Fairchild Capital, Inc., could adversely affect our stock price.

      Fairchild Capital, Inc., formerly named VTR Capital, Inc., has underwritten offerings for us in the past and currently makes a market in our securities. We have been advised by Fairchild that the Securities and Exchange Commission (SEC) has issued an order directing a private investigation by the staff of the SEC. An unfavorable resolution of the SEC investigation concerning the sales and trading activities and practices of Fairchild could have the effect of limiting Fairchild's ability to make a market in our securities in which case the market for and liquidity of our securities may be adversely affected. The SEC order empowers the SEC staff to investigate whether, from June 1995 to the present, Fairchild and certain other persons and/or entities may have engaged in fraudulent acts or practices in connection with the purchase or sale of securities of certain companies in violation of securities law. These acts or practices include whether Fairchild and certain other brokers or dealers effected transactions or induced transactions by making untrue statements of material fact and whether Fairchild and certain others have engaged in manipulative, deceptive or other fraudulent devices. As of March 1, 1999, we understand that the SEC investigation is ongoing. We cannot predict whether this investigation will result in any type of enforcement action against Fairchild.

We may not be able to remain on Nasdaq, which may make it more difficult to dispose of our stock.

      Our common stock and class A warrants are currently listed on the Nasdaq SmallCap Market. For continued listing on Nasdaq, a company, among other things, must have $2,000,000 in net tangible assets, 500,000 shares in the public float, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. These rules may materially adversely affect the liquidity of the market for our common stock.

If we are delisted from the Nasdaq SmallCap market, you may find it more difficult to trade our common stock due to "penny stock" rules.

      In the event that our shares are delisted, we anticipate that they will continue to be traded on the Electronic Bulletin Board. In that event, trading in our shares would be covered by "penny stock" rules promulgated for non-Nasdaq and non-exchange listed securities. Under these rules, any broker/dealer who recommends our shares to persons other than prior customers and investors meeting certain financial requirements, must, prior to sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction. Securities are exempt from these rules if the market price is at least $5.00 per share.

         The SEC has adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.

      If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules. We cannot be sure that our securities will not be subject to the penny stock regulations or other regulations that would negatively affect the market for our securities.

The issuance and sale of a significant number of authorized and unissued shares in the public market may adversely affect prevailing market prices of our common stock.

      We are authorized to issue 20,000,000 shares of our common stock, of which:

      5,314,916 shares of common stock are issued and outstanding (including treasury stock).

      5,240,750 shares of common stock are reserved for issuance upon the exercise of warrants and options to purchase common stock.

      155,239 has been reserved for conversion of all of our outstanding preferred stock.

      2,000,000 shares of common stock are reserved for issuance upon the conversion of the convertible debentures.

      In addition, we are authorized to issue 2,000,000 shares of Preferred Stock, of which 156,197 are outstanding.

      The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

                               RECENT DEVELOPMENTS

      In November 1998, we issued 468,000 shares as a bonus to our officers and key employees. We also issued options to purchase 105,000 shares to officers and key employees at an exercise price of $.6875 per share, the fair market value on the date of grant.

      See "Selling Stockholders and Plan of Distribution" for description of the Option Agreement between Clog LLC and Conolog, dated as of December 22, 1998 and the Consulting Agreement between Nybor Group Inc. and Conolog dated as of December 22, 1998.

      In December 1998, Conolog was named in two related litigations pending, one in the United States District Court for the Southern District of New York and the other in Superior Court of New Jersey. The first of the pending litigations was commenced in 1993. The litigations relate to a dispute concerning real property acquired in 1984. While the property is near real property formerly owned by Conolog, Conolog was not a party to that transaction. The claim made against Conolog alleges that Conolog contributed to environmental contamination of the property acquired in 1984. The litigation is in its early stages, insofar as Conolog is concerned. However, Conolog believes that it has no liability and intends to vigorously defend itself.

      In December 1998, Conolog issued 235,000 shares in the aggregate to three consultants for the performance of various services. Conolog will register the resale of such shares with the SEC.

      In February 1999, Conolog reported completing tests of its first production units for non GE frequencies. The successful completion of Conolog's new advanced PTR1500 tone protection testing, for the standard frequencies, permitted Conolog to introduce the first production units to U.S. and Canadian west coast utilities, ahead of schedule. The Company intends to later introduce the PTR1500 to other utilities across the U.S. and Canada.

      In February 1999, Conolog agreed, in principle, to acquire another placement services business for a total purchase price of $1,625,000, of which $700,000 is payable at the closing and the balance is payable over 2 1/2 years. The transaction is subject to a number of conditions, including completion of due diligence review and the execution of a definitive agreement, which have not yet been satisfied.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Article Eighth of Conolog's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

      Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

      Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Conolog has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by Conolog of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) Conolog will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

      The Registration Statement of which this prospectus is a part relates to the offer and sale of (i) 2,000,000 shares of common stock by Clog LLC and (ii) 1,057,143 shares of common stock by Nybor Group Inc. Nybor and Clog together are referred to as the selling stockholders.

      Conolog and Clog entered into an Option Agreement, dated as of December 22, 1998. Under the Option Agreement, Conolog granted an option to Clog to purchase convertible debentures having an aggregate principal amount of up to $2,000,000. Clog has exercised its option to purchase a convertible note in the principal amount of $200,000. Clog's option may be exercised at any time prior to October 31, 1999.

      Each convertible debenture is convertible into common stock of Conolog at a conversion rate of $1.00 per share. If Clog were to exercise its option for all $2,000,000 of convertible debentures, it would have the right to convert those notes into 2,000,000 shares of common stock, which would represent approximately 27.3% of the outstanding common stock of Conolog. The Option Agreement provides that the voting power of any common stock owned by Clog may be exercised by Conolog's President.

      Each convertible debenture bears interest at the rate of 8% per annum and is due 12 months from the date such note is issued, subject to acceleration under certain circumstances. At maturity, except with respect to the initial $200,000 loaned, Conolog will have the option to pay each debenture, together with all accrued interest thereon, by issuing shares of a new Series C preferred stock having a value of $5.00 per share for purposes of such repayment.

      The Series C preferred will be non-voting and carry a cumulative dividend of 8% per annum, which may be payable by the issuance of shares of common stock valued at $5.00 per share. The Series C preferred will be convertible into common stock at the rate of one share of common stock for each share of Series C preferred and have a liquidating preference of $5.00 per share. The Series C preferred may be redeemed by Conolog at any time by paying $5.00 in cash therefor.

      The Agreement also provides that, for the one-year period commencing on the issuance of any shares of Series C preferred (the "Registration Period") Clog may elect to include its Series C preferred in any post-effective amendment to the Registration Statement or any new registration statement under the Securities Act of 1933, as amended. In addition, the Agreement also provides that, during the Registration Period, Clog may give notice to the Company to the effect that it desires to register its shares under the Act for public distribution, in which case the Company will file a post-effective amendment to a then current registration statement or a new registration statement.

      Conolog and Nybor have entered into a Consulting Agreement, dated as of December 22, 1998. Under the Consulting Agreement, Nybor agrees to provide the services of its President to Conolog for management and financial consulting services through October 31, 1999. As compensation, Nybor received 1,057,143 shares of common stock. The Consulting Agreement provides that the voting power of any common stock owned by Nybor may be exercised by Conolog's President.

      The securities offered hereby may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such securities through underwriters, brokers, dealers or agents. The distribution of securities by the selling stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealer for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales of securities. The selling stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

      At the time a particular offer of securities is made by or on behalf of the selling stockholders, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for securities purchased from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      Under the Exchange Act, and regulations thereto, any person engaged in a distribution of the securities of the Company offered by the selling stockholders may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, in connection with transactions in such securities, which provisions may limit the timing of purchase and sales of such securities by the selling stockholders.

                            VALIDITY OF COMMON STOCK

      The validity of the shares of common stock offered hereby will be passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP.

                                     EXPERTS

      The financial statements of Conolog for each of the three years in the period ended July 31, 1998, incorporated by reference in this prospectus, have been audited and reported upon by Rosenberg Rich Baker Berman & Company, independent accountants. Such financial statements have been incorporated by reference in this prospectus in reliance upon the report of Rosenberg Rich Baker Berman & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that Rosenberg Rich Baker Berman & Company audits and reports on the financial statements of Conolog issued at future dates and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this prospectus in reliance upon their report and said authority.

                              AVAILABLE INFORMATION

      Conolog is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Conolog, that file electronically with the SEC. The address of the site is http://www.sec.gov

      Conolog has filed with the SEC a Registration Statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the SEC. Copies of the Registration Statement and the exhibits are on file with the SEC and may be obtained, upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Conolog with the SEC (File No. 0-8174) are incorporated by reference in this prospectus:

      (1)   Annual Report on Form 10-K for the year ended July 31, 1998.

      (2)   Quarterly Report on Form 10-Q for the quarter ended October 31,
            1998.

      (3)   Quarterly Report on Form 10-Q for the quarter ended January 31,
            1999.

      (4) Proxy Statement for the Annual Meeting of Stockholders, held on August 11, 1998.

      (5)   Report on Form 8-K, filed October 8, 1998.

      (6) All other reports filed by Conolog pursuant to Sections 13 or 15(d) of the Exchange Act since July 31, 1998.

      (7) The description of Conolog's common stock contained in its Registration Statement on Form S-1 (No. 333-35489), including any amendments or reports filed for the purpose of updating such description.

      All documents filed by Conolog pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this prospectus.

      Conolog will provide, without charge, to each person (including any beneficial owner) to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates).

Requests should be directed to Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The estimated expenses in connection with this offering are as follows:

   SEC filing fee.....................................................$ 2,124.13
   Nasdaq filing fee..................................................$17,500
   NASD filing fee....................................................$  -0-
   Printing and engraving*............................................$ 5,000
   Transfer Agent Fees*...............................................$  -0-
   Legal fees and expenses*...........................................$30,000
   Accounting fees and expenses*......................................$20,000
   Blue Sky fees and expenses*........................................$
   Miscellaneous expenses*............................................$18,000

            Total.....................................................$92,624.13

----------
*  Indicates expenses that have been estimated for the purpose of filing.

Item 15. Indemnification of Officers and Directors

      The Company's Certificate of Incorporation requires Conolog to indemnify its officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in Conolog's Certificate of Incorporation applies to all actions and proceedings including those brought by or in the right of Conolog. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

Item 16. Exhibits

Exhibit
Number                       Description
------                       -----------
4*                Specimen certificate for shares of common stock

5                 Opinion of Milberg Weiss Bershad Hynes & Lerach LLP

23(a)             Consent of Rosenberg Rich Baker Berman & Company

  (b) Consent of Milberg Weiss Bershad Hynes & Lerach LLP, contained in its opinion under Exhibit 5

99(a)             Option Agreement between Clog LLC and Conolog, dated as of
                  December 22, 1998

  (b) Form of Convertible Debenture to be issued upon exercise of options under the Option Agreement between Clog LLC and Conolog, dated as of December 22, 1998

  (c) Consulting Agreement between Nybor Group Inc. and Conolog dated as of December 22, 1998

* Incorporated by reference to Conolog's Registration Statement on Form S-1 (File No. 33- 92424) filed with the Commission on May 17, 1995.

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey, on this 26th day of March, 1999.

                               CONOLOG CORPORATION

                                                       By /s/ Robert S. Benou
                                                         -----------------------
                                                              Robert S. Benou
                                                            President and Chief
                                                              Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  March 26, 1999                                     /s/ Robert S. Benou
                                                         -----------------------
                                                              Robert S. Benou
                                                                 President,
                                                         Chief Executive Officer
                                                               and Director

Date:  March 26, 1999                                    /s/ Arpad J. Havasy
                                                         -----------------------
                                                             Arpad J. Havasy
                                                              Executive Vice
                                                           President, Secretary,
                                                          Treasurer and Director

Date:  March 26, 1999                                    /s/ Marc R. Benou
                                                         -----------------------
                                                             Marc R. Benou
                                                             Vice President,
                                                         Assistant Secretary and
                                                                Director

Date:  March 26, 1999                                    /s/ Louis S. Massad
                                                         -----------------------
                                                             Louis S. Massad
                                                                Director

Date:  March 26, 1999                                    /s/ Edward J. Rielly
                                                         -----------------------
                                                             Edward J. Rielly
                                                                Director

                                  Exhibit Index

Exhibit
Number                      Description
------                      -----------

4*                Specimen certificate for shares of common stock

5                 Opinion of Milberg Weiss Bershad Hynes & Lerach LLP

23(a)             Consent of Rosenberg Rich Baker Berman & Company

  (b) Consent of Milberg Weiss Bershad Hynes & Lerach LLP, contained in its opinion under Exhibit 5

99(a) Option Agreement between Clog LLC and the Company, dated as of December 22, 1998

  (b) Form of Convertible Debenture to be issued upon exercise of options under the Option Agreement between Clog LLC and the Company, dated as of December 22, 1998

  (c) Consulting Agreement between Nybor Group Inc. and the Company, dated as of December 22, 1998

* Incorporated by reference to Conolog's Registration Statement on Form S-1 (File No. 33- 92424) filed with the Commission on May 17, 1995.